Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Oklo Inc. on Form S-1 (File No. 333-280344) of our report dated April 2, 2024, except for Notes 1, 2, 5, 7, 10, 11, 12 and 17, as to which the date is August 30, 2024, and except for Note 16, as to which the date is March 24, 2025, with respect to our audit of the consolidated financial statements of Oklo Inc. as of December 31, 2023 and for the year ended December 31, 2023, appearing in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

March 24, 2025